Exhibit 6.8

DATE: January 1, 2021

This Services Agreement (the “Agreement”) between Jenna Gerbino Kaplan (“Consultant”), having an address at PO Box 6449, Jackson Hole, WY, 83002, and Gin & Luck (“Client”), having an address at 3756 W. Avenue 40, Suite K #278, Los Angeles, CA 90065, for work that Consultant will provide with the intention of providing public relations services for Gin & Luck.

TERM

This contract will begin on January 1, 2021 and continue until December 31, 2021 (the “Term”). During the Term, Consultant will provide the following:

MARKETING SERVICES AND DELIVERABLES

Throughout this time period, the listed fee will include 50-90 hours of work per month as outlined in the SOW addendum.

Upon completion of this Agreement, Consultant will have substantially delivered to Client all items and efforts slated. If Client requests in writing that Consultant complete additional activities not described in the scope of work or produce more deliverables than in the proposal, and Consultant agrees in writing, Consultant will bill a flat-rate fee to Client, to be agreed upon in advance in writing, on a case-by-case basis.

If Client requests in writing that Consultant work beyond December 31, 2021 and Consultant agrees in writing, Consultant will bill a fee to Client, to be agreed upon in advance, or offer to renew retainer should both parties agree to move forward.

As part of this contract, Client agrees to appoint a point-person to this project, who will work as Consultant’s main contact by email, by phone, and by pre-arranged meetings, and will coordinate all communications with Consultant.

COMPENSATION

In exchange for services described in SOW addendum, Client will pay Consultant agreed upon fee per month for the period January 1 – December 31, 2021. Payment is due thirty (30) days after receipt of invoice. Invoices are to be filled and delivered to Consultant via wire or check under net 30 payment terms.

TERMINATION OF SERVICES

Should Client opt to cancel this Agreement through no fault of Consultant, Client agrees to compensate Consultant for work completed prior to notification of termination plus an additional 30 days, but will not be held responsible for future payments left thereafter in retainer. Notice of termination of engagement must be declared in writing 30 days in advance. Should Consultant opt to cancel this Agreement before agreed upon services are delivered, any remaining funds for the month during which cancellation takes place will be returned to Client.

CONFIDENTIALITY

Consultant shall treat as confidential all information relating to this project. Consultant shall not, without prior written consent of Client, use or disclose such information to persons not authorized by Client.

INDEMNIFICATION

Consultant and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall be indemnified, reimbursed, held harmless and defended from and against any and all claims, demands, causes of action, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by, or asserted against any of them, or any of their respective directors, officers, partners, employees, attorneys or agents, arising out of or related directly or indirectly to Client’s material breach of this Agreement. This paragraph, insofar as it applies to work undertaken while this Agreement is in effect, shall survive the termination of this Agreement.

Client and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall be indemnified, reimbursed, held harmless and defended from and against any and all claims, demands, causes of action, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by, or asserted against any of them, or any of their respective directors, officers, partners, employees, attorneys or agents, arising out of or related directly or indirectly to Consultant’s negligence, intentional torts or material breach of this Agreement. This paragraph, insofar as it applies to work undertaken while this Agreement is in effect, shall survive the termination of this Agreement.

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OWNERSHIP

Once approved by Client and the balance of the retainer has been paid, any final creative work product and intellectual property rights embodied therein shall be transferred to the Client and become the exclusive property of the Client. If for any reason the Client does not accept the final creative work or a specific element of the final creative work, all rights revert back to Consultant. Client represents and warrants that all materials it furnishes to Consultant are original and will not infringe or misappropriate any intellectual property rights of any third parties. All of Client trademarks, copyrights, design patents and any and all other forms of Client’s intellectual property shall remain the sole property of Client at all times. Any permitted use of Client’s intellectual property shall be limited to fulfilling the purposes of this Agreement, and shall be constructed as a revocable limited nontransferable license that requires Client’s prior written approval.

IDEA RIGHTS

All preliminary ideas, concepts, drawings, artwork, specifications and other presentation materials remain the exclusive property of Consultant, excluding any such materials that rely on or incorporate Client’s intellectual property.

PROMOTION

Consultant retains the irrevocable and perpetual right to use any final creative work product for publication, exhibition or other self-promotional purposes, including display within Consultant’s portfolio, for the purposes of recognition of creative excellence or professional advancement, and to be credited with authorship of the deliverables in connection with such uses. Consultant is entitled to use the name, trade name and any trademarks of the Client, in perpetuity, in its own promotional materials, including without limitation, its website.

LIMITATION OF LIABILITY

The services and the work product of Consultant are sold “as is.” Consultant makes no warranties, express or implied, including without limitation warranties of merchantability, conformity with any privacy policies or fitness for a particular use or purpose. In all circumstances the maximum liability of Consultant to the Client for damages for any and all cause whatsoever and the Client’s maximum remedy, regardless of the form of action, shall be limited to the net fee paid by Client to Consultant. In no event shall Consultant be liable for any lost profits, business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising in any manner from this Services Agreement and the performance or non-performance of any obligations hereunder whether based in contract, tort or legal theory, excluding indemnification obligations.

ATTORNEYS FEES

If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys’ fees

RESOLUTION

This Agreement shall be construed in accordance with and governed for all purposes by the laws of New York. The Parties expressly consent to the jurisdiction of the state and federal courts located in New York County, New York. Each party waives all rights to a trial by jury in any suit, action or proceeding hereunder. The members agree to first seek mediation of any dispute subject to this Section through the services a Mediator agreed upon by both parties.

AMENDMENT & ASSIGNMENT

This Agreement shall not be valid until signed and accepted by a signatory duly authorized to legally bind the parties hereto. No change, amendment, modification, termination or attempted waiver of any of the provisions set forth herein shall be binding unless made in writing and signed by a duly authorized representative of both parties hereto, and no representation, promise, inducement or statement of intention has been made by either party which is not embodied herein.

Client or Consultant will not assign this Agreement or any rights under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably denied or withheld. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

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NOTICES

Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement.

NON-DISPARAGEMENT

Both parties agree that they will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the other, or its good will, products or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the other.

ENTIRE AGREEMENT

This Agreement, sets forth the entire Agreement and understanding of the parties hereto and supersedes and merges any and all prior proposals, negotiations, representations, agreements, arrangements or understandings, both oral and written, relating to the subject matter hereof. The Agreement of Client and Consultant to these terms is shown by the signatures of each Party’s duly authorized representative here.

If you accept the terms described herein, please signify your Agreement by signing your name below and returning this contract

AGREED TO BY

_______________________________             ________________ Date

Jenna Gerbino Kaplan

By:

Title:

________________________________           ________________ Date

Gin & Luck

By:

Title:

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